EXHIBIT 2.1


		      STOCK PURCHASE AGREEMENT

BETWEEN:

- -   SEALED AIR CORPORATION, a Delaware corporation having its
    main office at Park 80 East/Saddle Brook, New Jersey 07662-
    5291, United States of America (hereafter referred to as
    "Sealed Air"),

- -   INSTAPAK FRANCE, a company with limited liability organised and existing under the laws of France, a "societe anonyme" with a share capital of FF 7,000,000, having its registered office at 3, avenue de la Mare 95310 Saint Ouen l'Aumone, registered at the Commercial and Company's Registry of Pontoise and under the number B 712 004 241 (hereafter referred to as "Instapak"),


AND:

- -   DELAMARE SOVRA, a company with limited liability organised and existing under the laws of France, a "societe anonyme" with a share capital of FF 1,900,000, having its registered office at Route d'Elbeuf, 27340 Criquebeuf-sur-Seine, registered at the Commercial and Company's Registry of Louviers and under the number B 599 801 925 (hereafter referred to as "Delamare Sovra"),

- -   ETABLISSEMENTS PIERRE DELAMARE ET COMPAGNIE, a company with limited liability organised and existing under the laws of France, a "societe anonyme" with a share capital of FF 250,000, having its registered office at Criquebeuf-sur-Seine, 27340 Pont de l'Arche registered at the Commercial and Company's Registry of Louviers and under the number B
    665 650 289 (hereafter referred to as "Etablissements P.
    Delamare"), _


    (collectively the "Selling Stockholders").

AND:

- -   Mr Pierre DELAMARE, a French citizen born on July 11, 1937 in Criqueboeuf sur Seine, and domiciled 31 Chemin des
    Forrieres, 27340 Criqueboeuf sur Seine ("Pierre Delamare").



		       WHEREAS :


Instapak is a wholly owned subsidiary of Sealed Air. Instapak and Sealed Air (collectively "the Sealed Air Group") and the Selling Stockholders have considered for more than two years the transfer to the Sealed Air Group of the packaging business (hereinafter the "Packaging Business") carried on by Delamare Sovra and Etablissements P. Delamare. The Packaging Business includes, inter alia (i) the Delsoquick and Delsoflex trademarks and patents which are owned by Etablissements P. Delamare, and
(ii) a leasing contract on the Criquebeuf site, equipment, inventories, trade receivables, which are owned by Delamare Sovra. Thus, to date, the Packaging Business is split between separate legal entities. In addition, the validity of certain of the assets of the Packaging Business, i.e. the Delsoflex patents, is contested before the Courts by certain third parties.

Accordingly, after lengthy discussions with respect, in particular, (i) to the kind of assets and liabilities of the Packaging Business that the Sealed Air Group is willing to acquire, (ii) to the kind of existing and potential liabilities attached to the Delsoflex patents in dispute , which discussions have led to the parties contemplating several acquisition structures which have in the meantime been abandoned, the Sealed Air Group has requested to the Selling Stockholders that there be isolated in a single legal entity all of the assets and liabilities of the Packaging Business that the Sealed Air Group would be prepared to acquire, in the absence of which they would not continue the discussions.

Pursuant to this request, the Selling Stockholders have set up a company ("Delsopak") to which they intend to contribute the assets and liabilities of the Packaging Business, except, essentially, the Delsoflex patents some of which are in dispute to date.

Delsopak is a company with limited liability organised and existing under the laws of France, a "societe anonyme" with a share capital of FF 250,000, having its registered office at Route d'Elbeuf, 27340 Criquebeuf-sur-Seine, Pont de l'Arche, registered at the Commercial and Company's Registry of Louviers under number B 393 380 597 (hereafter referred to as "Delsopak"),


All of the shares of Delsopak form the "Delsopak Capital Stock". The Selling Stockholders own and will own at the Closing Date (as hereinafter defined) the entire Delsopak Capital Stock , and the Selling Stockholders desire to sell the entire Delsopak Capital Stock to Instapak.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

		     AGREEMENT

1.  Purchase and Sale

Subject to the terms and conditions contained in this Agreement, on the Closing Date (as hereinafter defined), Instapak shall purchase from the Selling Stockholders, and the Selling Stockholders shall sell to Instapak, the Delsopak Capital Stock, which shares shall, on the Closing Date, constitute all of the shares of Delsopak, in exchange for fifteen million French Francs (FF.15,000,000) (the "Price").

2.  Closing

    (a)  Time and Place of Closing

    The Closing under this Agreement (the "Closing") shall take place, unless the Sealed Air Group and the Selling Stockholders agree upon another date or place, at the offices of Clifford Chance, Paris, at 10:00 A.M., local time, on a date (the "Closing Date") to be mutually agreed upon after the conditions set forth in Section 3 (a), 3 (b) and 3 (c) shall have been satisfied, which date shall, unless otherwise agreed, not be later than 30 June 1994.

    (b)  Exchange of Stock Certificates; Method of Payment

    Subject to the satisfaction on or before the Closing Date of the conditions set forth in Section 3:

    (i) At the Closing, the Selling Stockholders shall deliver to Instapak certificates for the Delsopak Capital Stock, each registered in the name of Instapak or in such names as shall be requested by Instapak prior to the Closing which certificates shall represent all of the shares of the Delsopak Capital Stock; and

    (ii) At the Closing, Instapak shall pay to the Selling Stockholders fifty percent (50%) of the Price, that is seven million five hundred thousand French Francs
	 (FF 7,500,000) (the "First Instalment"). Instapak shall pay the First Instalment to the Selling Stockholders, at the sole discretion of the Sealed Air Group, either in cash or by delivering to each Selling Stockholder a certificate, registered in the name of such Selling Stockholder, for a number of Sealed Air Shares, as defined and computed pursuant to Section 2
	 (c).

    (iii) Twenty four months after the Closing, Instapak shall pay to the Selling Stockholders fifty percent (50%) of the Price, that is seven million five hundred thousand French Francs (FF 7,500,000) (the "Second Instalment"). Instapak shall pay the Second Instalment to the Selling Stockholders, at the sole discretion of the Sealed Air Group, either in cash or by delivering to each Selling Stockholder a certificate, registered in the name of such Selling Stockholder, for a number of Sealed Air Shares, as defined and computed pursuant to section 2
	      (c).

    (c)  Determination of Sealed Air Shares

    (i) The number of whole shares (the "Sealed Air Shares") of Sealed Air's Common Stock, par value $ 0.01 (U.S.) per share ("Sealed Air Common Stock"), to be delivered to the Selling Stockholders if the Sealed Air Group so decides, and at its sole discretion in conformity with
	 Section 2 (b) (ii) and (iii), shall be determined by multiplying the First Instalment or the Second Instalment, as the case may be, by the Exchange Rate (as hereinafter defined) and by dividing such amount by the Average Closing Market Price (as hereinafter defined) and rounding the quotient to the nearest whole share. The term "Average Closing Market Price" shall mean the average of the closing market prices for Sealed Air Common Stock as reported in the Wall Street Journal for each of the five days on which such shares are traded on the New York Stock Exchange ("Trading Days") immediately preceding the date which is five Trading Days before the Closing Date, in the case of the First Instalment or five Trading Days before the second anniversary of the Closing Date in the case of the Second Instalment. The term "Exchange Rate" shall mean the spot rate of exchange at which the U.S. Dollar is convertible into French Francs as reported in The Wall Street Journal at the close of business on the date on which the Average Closing Market Price is determined.

    (ii) No fractional Sealed Air Shares shall be delivered to any Selling Stockholder. All fractional shares of Sealed Air Common Stock that a Selling Stockholder would otherwise be entitled to receive as a result of the transactions contemplated by this Agreement shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive in lieu thereof, an amount of cash in French Francs determined by multiplying the Average Closing Market Price expressed in French Francs by the fraction of a share of Sealed Air Common Stock to which such person would otherwise have been entitled.

    (d)   Bank guarantee in respect of the Price

    Instapak shall provide the Selling Stockholders with a bank guarantee (as shown in Schedule 1) in respect of the Price.
    The cost of such bank guarantee shall be born half by Instapak and half by the Selling Stockholders.

    (e)  No limitation to the amount of the indemnity

    The Sealed Air Shares to be delivered twenty four months after the Closing pursuant to section 2 (b) (iii) shall not be construed to limit the amount of the indemnity under
    Section 6 of this Agreement.

    (f)  Delivery Constitutes Affirmation

    The delivery to Instapak pursuant to subsection (b) (i) of such certificates for the Delsopak Capital Stock shall constitute an affirmation by each Selling Stockholder (i) that the representations and warranties of such Selling Stockholder contained in this Agreement remain true and accurate on the Closing Date with the same force and effect as if made on such date (except as affected by the transactions contemplated by this Agreement and except to the extent that any such representations and warranties have been as of a specified date, in which case such delivery shall constitute an affirmation that such representations and warranties were true on such date) and
    (ii) that such Selling Stockholder has duly performed or caused to be performed all covenants, conditions and obligations to be performed or satisfied under this Agreement by such Selling Stockholder or Delsopak.

    (g) Documents to be delivered by the Selling Stockholders to Instapak

    At the Closing, the Selling Stockholders shall deliver to
    Instapak:

    (i) Unconditional letters of resignation which waive any right to indemnity, from the following directors of Delsopak :
	 -    Pierre Delamare
	 -    Philippe Delamare
	 -    Francois Delamare

	 in relation to all subsequent company mandates or other functions they carry out in Delsopak.

    (ii) The following Delsopak documents:

	 - certified copies of the Memorandum and Articles of Association of Delsopak;

	 - the list of shareholders and their respective shareholding in Delsopak;

	 -    extract "K-bis" of the Commercial and Companies
	      Registry, of less than one month's date, verifying that all prescribed formalities have been carried out;

	 - extract of the Register of Companies of less than one month's date upon which no charges have been registered;

	 -    the Minutes, Books and Share Account Books;

	 - originals of contracts which are presently in force and which are listed in Schedule 2;

	 -    original of the employment contract of Mr.
	      Philippe Delamare, which contract shall be in a form reasonably satisfactory to Instapak.

	 -    account books;

	 - any balance sheets and accounts of Delsopak that may have been drawn up;

	 -    certificates of insurance.

    (iii) Minutes, duly certified to be in conformity with the original by the President of the Board of Directors of Delsopak, of the shareholders' general meeting appointing the new Directors which Instapak shall have designated to the Selling Stockholders.

    (iv) Cheque books, credit cards as well as a copy of the instructions to be given to the banks of Delsopak in relation to the change of signatories, Instapak being in charge of appointing new signatories.



3.  Conditions to the Obligations of Instapak and the Selling
Stockholders

    (a)  Conditions to the Sealed Air Group's Obligations

    The obligations of the Sealed Air Group to purchase the Delsopak Capital Stock and to effect the Closing are subject to the satisfaction, on or before the Closing Date, of the following conditions:

    (i)  Contributions-in-kind

	 Delamare Sovra shall contribute to Delsopak all of its assets and liabilities pertaining to the Packaging Business as described in the contribution agreement (the "Contribution Agreement 1") annexed to this Agreement (Schedule 3), in accordance with the laws and regulations applicable to such type of operation; and

	 Etablissements P. Delamare shall contribute to Delsopak the patents and the trademarks "Delsoquick", the trademarks "Delsoflex" and the equipment necessary to carry out the Packaging Business as described in the contribution agreement ("Contribution Agreement 2") annexed to this Agreement (Schedule 4), in accordance with the laws and regulations applicable to such type of operation.

    (ii) Listing of Sealed Air Shares

	 The Sealed Air Shares shall have been authorised for listing on the New York Stock Exchange upon official notice of issuance.

    (iii)      Advances and Loans

	 No advances or loans by Delsopak to any of the Selling
	 Stockholders or to employees, affiliates or agents of Delsopak or the Selling Stockholders shall have been made or shall be outstanding.

    (iv) Due Diligence

	 The Sealed Air Group shall have completed a due diligence review of Delsopak including without limitation a financial review or audit by KPMG Peat Marwick of Delsopak's financial condition, which review and audit shall reveal that the Net Asset Value of Delsopak as defined in Schedule 5 is at least twelve million French Francs (FF. 12,000,000).

	 Should such due diligence review of Delsopak reveal that the Net Asset Value of Delsopak is less than FF.12,000,000, then, the Selling Stockholders shall be under the obligation to bring such Net Asset Value up to at least FF.12,000,000, by, at the election of Instapak and to the satisfaction of KPMG Peat Marwick:

	 -    either contributing cash to Delsopak; and/or
	 -    assuming part of Delsopak's liabilities.

    (v)  Certificate of Non Encumbrance

	 Sealed Air and Instapak shall have received:

	 - a Certificate of Non-Encumbrance in form and substance satisfactory to it with respect to the real property owned by Delsopak and a "certificat hypothecaire" in respect of the premises located at Criquebeuf which reveal that there is, in particular, no mortgage over such property, and

	 - a certificate from the Lessor's insurance broker that the real property which is rented under the Criqueboeuf Leasing Contract which is referred to in the Contribution Agreement 1, is insured in compliance with the said Leasing Contract.

    (vi) Permits, Approvals, Litigation, Etc.

	 All permits and approvals from any governmental agency or regulatory authority required for the lawful consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect. No legal proceeding shall be pending or overtly threatened, or any basis for such a proceeding asserted, before any court or by any governmental agency or regulatory authority of any jurisdiction directed against the consummation of any of the transactions contemplated by this Agreement which makes it impracticable or inadvisable on the part of Sealed Air or Instapak to proceed with the transactions contemplated by this Agreement. Sealed Air, Instapak and the Selling Stockholders shall have obtained all consents and permits, if any are required, from third parties in connection with the performance of their respective obligations under this Agreement.

    (vii)     Patents, Trademarks

	 At the Closing, there shall have no agreements in force entered into with third parties by Delamare Sovra and/or Etablissements P. Delamare which relate directly or indirectly to the Delsoflex patents and trademarks and/or the Delsoquick patents and trademarks (such as, for instance, a license agreement whether exclusive or non exclusive) and Delamare Sovra and/or Etablissements P. Delamare, as the case may be, shall inform Instapak in a form satisfactory to Instapak that no such agreements are in force on the Closing Date and that any third parties (except NMC and NMC KENMORE) which have had rights on the Delsoflex and/or Delsoquick patents and/or trademarks have released Delamare Sovra and/or Etablissements P. Delamare from their obligations with regard to these agreements.

    (viii)    Accuracy of Representations and Warranties

	 The representations and warranties of the Selling Stockholders and Pierre Delamare contained in this Agreement shall be true and accurate on the Closing Date as if made on such date (except as affected by the transactions contemplated by this Agreement and except to the extent that any such representations and warranties have been made as of a specified date, in which case such representations and warranties shall have been true and accurate as of such specified
	 date).

    (ix) Performance of Agreements

	 The Selling Stockholders shall have duly performed, and shall have caused Delsopak to duly perform, on or before the Closing Date, all covenants and obligations to be performed by them under this Agreement.

    (x)  Officer's Certificates

	 The Selling Stockholders shall have delivered to Sealed Air a certificate dated the Closing Date and executed by the President of Delsopak certifying that Delsopak has duly performed on or before the Closing Date all covenants and obligations to be performed by it under this Agreement, as well as a certificate dated the Closing Date executed by each of the Selling Stockholders certifying that the Selling Stockholders have each duly performed on or before the Closing Date all covenants and obligations to be performed by them under this Agreement.

    (xi) Satisfaction of Sealed Air's Counsel

	 All legal aspects of the transactions contemplated by this Agreement shall be accomplished in a manner satisfactory to Sealed Air's counsel.

    (xii)     No material adverse change

	 There shall have been no material adverse change in the business, assets or prospects, financial or otherwise, of Delsopak or the Packaging Business.


    (b)  Conditions to the Selling Stockholders' Obligations

    The obligations of the Selling Stockholders to sell the Delsopak Capital Stock and to effect the Closing are subject to the satisfaction, on or before the Closing Date, of the following conditions:

    (i)  Listing of Sealed Air Shares

	 The Sealed Air Shares shall have been authorised for listing on the New York Stock Exchange upon official notice of issuance.

    (ii) Accuracy of Representations and Warranties

	 The representations and warranties of Sealed Air and Instapak contained in this Agreement shall be true and accurate on the Closing Date as if made on such date (except as affected by the transactions contemplated by this Agreement and except to the extent that any such representations and warranties have been made as of a specified date, in which case such representations and warranties shall have been true and accurate as of such specified date).

    (iii)     Performance of Agreements

	 Sealed Air and Instapak shall have duly performed all covenants and obligations to be performed by them under this Agreement on or before the Closing Date.

    (iv) Instapak Officer's Certificate

	 Instapak shall have delivered to the Selling
	 Stockholders a certificate dated the Closing Date and executed by its President certifying that (A) the representations and warranties of Sealed Air and Instapak contained in this Agreement remain true and accurate on the Closing Date as if made on such date (except as affected by the transactions contemplated by this Agreement and except to the extent that any such representations and warranties were made as of a specified date, in which case such representations and warranties shall have been true and accurate as of such specified date) and, (B) Sealed Air and Instapak have duly performed all covenants and obligations to be performed by them under this Agreement on or before the Closing Date.

    (c) Condition precedent to the Sealed Air Group's and the Selling Stockholders' obligations

    The present Agreement has been entered into subject to the following condition precedent:

    - Obtaining by Instapak of the agreement of the Ministry of Finance and Economy in France for the execution, delivery and performance of this Agreement.

    This condition precedent must be fulfilled at the latest by 30 June 1994. Should this condition precedent not have been fulfilled by that date, the present contract shall be null and void and no sum or sums will be due by either party.

    In this respect, the Sealed Air Group undertakes to lodge a file by the Ministry of Finance and Economy in France as soon as practicable after the signing of this Agreement.

4.  Representations, Warranties and Covenants of the Selling
    Stockholders

Pierre Delamare and each Selling Stockholder represents and warrants to and covenants with Sealed Air and Instapak as follows:

    (a)  Such Selling Stockholder has and will on the Closing
	 Date have full legal right, power and authority to sell, assign and transfer the Delsopak Capital Stock owned by such Selling Stockholder.

    (b) The shares of Delsopak Capital Stock owned by such Selling Stockholder are owned by such selling Stockholder free and clear of all restrictions on transfer, liens, claims, equities, security interests and encumbrances of any kind or nature whatsoever, and delivery of such shares by such Selling Stockholder to Instapak on the Closing Date as contemplated in
	 Section 2 (b) will transfer to Instapak good and marketable title thereto free and clear of all restrictions on transfer, claims, liens, equities, security interests and encumbrances of any kind or nature whatsoever.

    (c) This Agreement is such Selling Stockholder's legal, valid and binding obligation, enforceable against such Selling Stockholder in accordance with its terms.

    (d) The execution, delivery and performance of this Agreement by such Selling Stockholder will not conflict with, result in any breach of, or constitute a default under or cause the acceleration of, or require any consent, approval or other action of any third party, court or governmental authority pursuant to, any mortgage, indenture, or other agreement or instrument, lien, license, permit, judgement, decree, statute, ordinance, rule, regulation, proceeding or order or any other restriction of any kind or character to which such Selling Stockholder is a party or by which such Selling Stockholder is bound or affected.

    (e) Such Selling Stockholder has received a copy of Sealed Air's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (without the exhibits thereto), and of Sealed Air's Annual Report to Stockholders, each for the year ended December 31, 1992, a copy of Sealed Air's Proxy Statement dated March 31, 1993 for the Annual Meeting of Sealed Air's stockholders held on May 21, 1993, and a copy of Sealed Air's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1993, and such Selling Stockholder has had access to such other public information regarding the business and financial affairs of Sealed Air as such Selling Stockholder has deemed necessary to enable such Selling Stockholder to make an informed investment decision with respect to the acquisition of the Sealed Air Shares.

    (f) Such Selling Stockholder has such experience in business and financial matters so as to be able to evaluate independently the merits and risks of an investment in the Sealed Air Shares, and such Selling Stockholder is able to bear the economic risk of an investment in the Sealed Air Shares including, without limiting the generality of the foregoing, the risk of losing all or any part of such Selling Stockholder's investment in the Sealed Air Shares and the inability of selling or otherwise transferring or disposing of the Sealed Air Shares for an indefinite period of time.

    (g) Such Selling Stockholder has been afforded an opportunity to ask questions about and receive answers in response concerning the business and financial affairs of Sealed Air from representatives of Sealed Air and the opportunity to obtain any additional publicly available information that such Selling Stockholder desired with respect to Sealed Air.

5.  Additional Representations, Warranties and Covenants of the
    Selling Stockholders

Pierre Delamare and the Selling Stockholders jointly and severally represent and warrant to and covenant with Sealed Air and Instapak as follows:

    (a)  Organisation, Standing, Etc

    Delsopak is a duly organised and validly existing corporation in good standing under the laws of France and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted.

    (b)  Capitalisation; Financial Condition

    Delsopak will have on the Closing Date a share capital of at least fifteen millions French Francs (FF 15,000,000). The par value of the shares in Delsopak is one hundred French Francs (FF 100). The said shares are free of any usufruit, pledge, charge or security.

    The gross sales of the Packaging Business (which include the intra-company transfers of goods from one site to another) for the twelve-month period ended 31 December 1993 are not less than thirty two million French Francs (FF.32,000,000), and the assets (other than intangible fixed assets such as goodwill, patents, trademarks, leasing contracts) and liabilities of the Packaging Business transferred to Delsopak pursuant to Contribution Agreements 1 and 2 referred to in Section 3 (a) (i) of this Agreement are, at the time of their transfer to Delsopak at an amount not greater than the lesser of their net book value as reflected on the books of the Selling Stockholders and their realizable fair market value.

    (c)  Articles of Association

    The Selling Stockholders have delivered to Instapak a true, correct and complete copy of the Articles of Association
    (including all amendments thereto) of Delsopak as currently in effect. No action or proceeding is pending or contemplated for the amendment of the Articles of Association of Delsopak or for the dissolution or liquidation of Delsopak.

    (d)  Outstanding Options, Warrants or Other Rights

    Delsopak has no outstanding option, warrant or other right permitting or requiring it or others to purchase or convert any obligation into shares of its Delsopak Capital Stock, has not agreed to issue any shares of the Delsopak Capital Stock, nor has made any commitment to increase the capital stock of Delsopak. There are no voting trusts or other agreements or understandings with respect to the voting or transfer of shares of the Delsopak Capital Stock, and shares of Delsopak are not subject to any preemptive rights, rights of first refusal or similar rights.

    (e)  Subsidiaries

    Delsopak has no subsidiaries.

    (f)  Record Ownership

    Each Selling Stockholder is and will be on the Closing Date the sole record and beneficial owner of all of the outstanding shares of the Delsopak Capital Stock set forth next to his name on Exhibit A.

    (g)  Certain Changes or Events

    Since its incorporation, except as affected by the transactions contemplated by this Agreement, Delsopak has not:

    (i)  experienced any material change in its condition
	 (financial or otherwise), properties, assets, liabilities, business, operations or prospects other than changes in the ordinary course of business which have not been materially adverse;

    (ii) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or purchased or redeemed, directly or indirectly, any shares of its capital stock, or made any other payment (except for normal compensation, reimbursements of business expenses, and amounts payable to the Selling Stockholders pursuant to written agreements in effect as of its incorporation, disclosed in the Disclosure Schedule to this Agreement) to the Selling Stockholders;

    (iii) issued or committed to issue any shares of its capital stock of any class or any options, warrants or conversion or other rights to purchase any such shares or interests or any securities convertible into or exchangeable for such shares or interests;

    (iv) incurred any indebtedness for borrowed money or issued or sold any debt securities;

    (v) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance, or granted any option with respect to any of its properties or assets, tangible or intangible;

    (vi) acquired or disposed of any assets or properties of material value;

    (vii) forgiven or cancelled any debts or claims or waived any material rights;

    (viii) entered into any material transaction other than in the ordinary course of business;

    (ix) granted to any officer or salaried employee or any class of other employees any increase in compensation in any form in excess of the amount thereof in effect as of its incorporation (other than normal periodic salary reviews in amounts consistent with past practices) or any severance or termination pay (other than in minor amounts consistent with past practices), or entered into any written employment agreement or arrangement with any person;

    (x) entered into, adopted or amended in any respect any collective bargaining agreement or adopted or amended any fringe benefit, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, insurance or other similar plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding);

    (xi) suffered any damage, destruction or loss (whether or not covered by insurance) which materially and adversely affects or could materially and adversely affect its condition (financial or otherwise), properties, assets, business, operations or prospects envisioned by it;

    (xii) suffered any loss of employees or customers that materially and adversely affects or could materially and adversely affect it; or

    (xiii) incurred any material liability or obligation (fixed or contingent) except (A) liabilities and obligations in the ordinary course of business and (B) other liabilities and obligations not exceeding one hundred thousand French Francs (FF 100,000) in the aggregate.

    (h)  Title to Properties ; Liens

    Delsopak has good and marketable title to, or valid and subsisting leasehold interests in, all of its respective properties and assets, real and personal, tangible and intangible. Such properties and assets constitute all of the properties and assets previously used in the conduct of the Packaging Business that are necessary or useful to the conduct of that business as it was conducted prior to its contribution to Delsopak, and there has been no loss or casualty with respect to such properties or assets whether or not covered by the proceeds of insurance. Except as described in the Disclosure Schedule hereto, such properties and assets are subject to no mortgage, option, pledge, lien, charge, encumbrance, security interest, conditional sale or other title retention agreement or to any easements, rights of way, building or use restrictions, exceptions, reservations or limitations which in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the Packaging Business. There is not under any material lease or sublease of real or personal property to which Delsopak is a party any existing default or event of default or event which with notice or lapse of time or both would constitute a default. The provisions of the leasing contract on the Criquebeuf site as regards, in particular, the transfer of such contract, have been complied with so that Delsopak shall benefit from all rights attached to such leasing contract. The Disclosure Schedule hereto contains a true and complete list and brief description of all real and material personal properties owned, leased or subleased by Delsopak, including any significant structures located on any of such real properties. All improvements on such real properties have been made and all operations thereof have been conducted so as to comply with and conform to, and to the best knowledge of Pierre Delamare and the Selling Stockholders do not fail to comply with and conform to, any and all applicable health, fire, environmental (including without limitation air and water pollution laws and regulations), safety, and building laws and other applicable statutes, rules and regulations, except for violations which (or the curing of which) would not have a materially adverse effect on the conduct of the present business activities of Delsopak. All such improvements and operations comply with all zoning laws, ordinances and regulations applicable to such real properties. The buildings, structures, fixtures, machinery and equipment used by Delsopak in the conduct of its business are in good operating condition and repair.

    (i)  Adequacy of Patents and Other Rights

    The Disclosure Schedule hereto contains a true and completed list of:

    (i) all patents, patent applications, inventions as to which Delsopak has, or either of the selling Stockholders have, commenced action to apply for patents, trademarks (either registered or registration applied for), trade names and copyrights that are as of the date of this Agreement (A) owned or otherwise held in the name of Delsopak or either of the Selling Stockholders or (B) owned by or otherwise held in the name of third parties in which Delsopak has any interest by license or otherwise ; and

    (ii) all licenses, assignments and agreements to which Delsopak is a party and all liens, pledges or other restrictions relating to any patent, patent application, trademark (either registered or registration applied for), trade name, copyright, process, design, trade secret, know-how or technology owned by or otherwise held in the name of Delsopak. To the best knowledge of Pierre Delamare and the Selling Stockholders, Delsopak has not infringed or is not infringing, and the Selling Stockholders in the conduct of the Packaging Business did not infringe, or Delsopak and/or the Selling Stockholders have not engaged or are not engaging in any unauthorised use or misappropriation of, any patent, trademark, trade name, copyright (including any copyright relating to software), process, design, invention, trade secret, know-how or technology owned by or belonging to any third party and used in the business of Delsopak, and there is no basis nor would there be any basis for the assertion of any claim against Delsopak of such infringement, unauthorised use of misappropriation. There is no pending or threatened claim of such nature against Delsopak.

    The items described in clauses (i) and (ii) include all such as are required or as are being used to carry on the Packaging Business as it was conducted prior to its contribution to Delsopak. Except as set forth in the Disclosure Schedule, all such items are owned or usable by Delsopak free from known objection or adverse claim, free of known defect, and free of payments to any third party except under agreements listed on the Disclosure Schedule hereto.

    (j)  Litigation, Etc.

    Except as disclosed in the Disclosure Schedule hereto, there are no actions, suits, proceedings or investigations pending or, to the best of the knowledge of Pierre Delamare and the Selling Stockholders, threatened against or affecting Delsopak, at law or in equity, before any court, commission, board, bureau, agency, instrumentality or other governmental authority. To the best of the knowledge of Pierre Delamare and the Selling Stockholders, there are no claims that have not been asserted against Delsopak that are probable of assertion.

    (k)  Accounts Receivable

    The accounts receivable of Delsopak are, and on the Closing Date will be, usual and normal receivables and, through the continuation of existing collection procedures, are and on the Closing Date will be collectible within ninety (90) days after the dates on which they arose in aggregate amounts thereof, after allowance for doubtful accounts in the amount of the reserve established therefore as reflected in the Contribution Agreements 1 and 2 referred to in section 3 (a) (i) of this Agreement.

    (l)  Inventory

    Except as has been disclosed to and accepted by Instapak, the inventories of Delsopak consist, and on the Closing Date will consist, of items of a quality and quantity usable or saleable in the normal course of the business of Delsopak; the value of all items of obsolete materials and of materials of below standard quality has been written down to realisable market value or adequate reserves have been provided therefore; and the value at which such inventory is carried reflects the normal inventory valuation policies used for the Packaging Business.

    (m)  Governmental Consents, Etc

    Neither Delsopak nor any Selling Stockholder is required to obtain any consent, approval or authorization of any governmental authority in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents as are described in the Disclosure Schedule hereto, which consents shall have been duly obtained on or before the Closing Date and shall remain in full force and effect on such date.

    (n)  Disclosure

    Neither this Agreement, nor any other document, certificate, schedule or written statement furnished to Instapak or Sealed Air by on behalf of Delsopak or the Selling Stockholders in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

    (o)  Compliance with Other Instruments, Etc.

    Except for the consents described in the Disclosure Schedule hereto, which consents will be obtained prior to Closing, the execution, delivery and performance of this Agreement by the Selling Stockholders and the performance by Delsopak of the obligations that the Selling Stockholders have agreed hereunder to cause it to perform will not conflict with, result in any breach of, or constitute a default under or cause the acceleration of, or require any permit, approval, consent or other action by any other person pursuant to any provision of any charter, bylaw, mortgage, indenture, lien, license, permit, lease, option or other material agreement or instrument, judgment, decree, ordinance, regulation, proceeding or order or any other restriction of any other kind or character to which Delsopak is a party or by which Delsopak or any of its respective properties may be bound or affected.

    (p)  Compliance with Law

    Delsopak holds all registrations, licenses, franchises, permits and authorisations necessary for the lawful conduct of its business and has conducted its business, and the Selling Stockholders have conducted the Packaging Business, so as to comply, and to the best knowledge of Pierre Delamare and the Selling Stockholders have complied and are complying in all material respects, with all applicable statutes, laws, ordinances, rules and regulations (including without limitation all such statutes, laws, ordinances, rules and regulations that relate to the environment, occupational safety, employment opportunity or other terms of employment, product safety or the testing, licensing or registration of their respective products) of all governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over them or over any part of their respective operations and are not in violation of any thereof, except for such registrations, licenses, franchises, permits and authorisations, the lack of which, and for such statutes, laws, ordinances, rules and regulations, non-compliance with or violations of which (or the curing thereof), in any one case or in the aggregate, would not have a materially adverse effect on the assets, liabilities, earnings, business, prospects or condition (financial or otherwise) of Delsopak or the Packaging Business or impair the Selling Stockholders' ability or the ability of Delsopak to consummate the transactions contemplated by this Agreement.

    (q)  Existing Contracts

    All material contracts, agreements, leases, licenses and understandings to which Delsopak is a party (true, correct and complete copies of which have been delivered or made available to Sealed Air), which include all of the contracts, agreements, leases, licenses and understanding that are necessary to enable Delsopak to conduct the Packaging Business, are in full force and effect and no default, or event which with notice or lapse of time or both would constitute a default, exists in respect thereof on the part of Delsopak or, to the best of the knowledge of Pierre Delamare and the Selling Stockholders, the other parties thereto. Except as disclosed in the Disclosure Schedule, Delsopak is not a party to or has no material obligation, contingent or otherwise, under any (i) written or oral contract not made in the ordinary course of business, (ii) employment contract or other contract with or for the benefit, directly or indirectly, of any officer, director, shareholder or employee, (iii) collective bargaining agreement with employees, (iv) bonus, pension, profit-sharing, retirement, stock purchase, hospitalisation, insurance or other plans providing employee benefits, (v) lease with respect to any property, real or personal, whether as lessor or lessee that is not cancellable on less than 90 days notice, (vi) contract for the purchase or provision of goods or services by Delsopak for an aggregate price in excess of fifty thousand French Francs (FF 50,000) per contract, (vii) contract or commitment for capital expenditures in excess of fifty thousand French Francs (FF 50,000) in the aggregate, (viii) contract continuing over a period of more than one year from its date, (ix) mortgage, loan or credit agreement, (x) contract requiring consent to the transactions contemplated by this Agreement, (xi) contract to act as an agent of any person, (xii) guarantee of the obligations of any other person, (xiii) contract for the distribution, sale or marketing of its products by others, or (xiv) any other material contract, agreement or understanding, written or oral, affecting Delsopak whether or not Delsopak is a party thereto.

    (r)  Outstanding Indebtedness

    Except as set forth in the Contribution Agreements 1 and 2 referred to in section 3 (a) (i) of this Agreement, Delsopak has no outstanding indebtedness, other than uncapitalised leases and trade or business obligations subsequently incurred in the ordinary course of business, and Delsopak is not in default in respect of any terms or conditions of any such indebtedness.

    (s)  Taxes, Etc.

    Delsopak has filed or will file within the time prescribed by law (including extensions of time approved by the appropriate taxing authority) all tax and information returns and reports required to be filed with the Government of France and with each other taxing jurisdiction in which Delsopak owns, leases or operates property, or in which the failure to file such returns or pay taxes could have any material adverse impact on the Packaging Business, condition or properties of Delsopak, and with all governmental units thereof, and have paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due or in respect of such tax and information returns and reports. There is and will be no material omission, deficiency, error, misstatement or misrepresentation in any tax or information return or report filed for any year or period ending on or prior to the Closing Date.

    True and complete copies of all such tax and information returns and reports and related documents have been made available, and when requested have been furnished, to Instapak. Delsopak has not consented to the extension of time of any applicable statute of limitations in connection with the filing of tax and information returns and reports of the payment of taxes to the appropriate taxing authority or has received any notice of any failure to file a tax or information return or report claimed to be required to be filed that has not been filed. Delsopak is not the subject of any pending or threatened tax examination or is a party to any proceeding or inquiry by any governmental authority for the assessment or the proposed assessment or for the collection of taxes, or interest or penalties with respect thereto, nor has any claim for the assessment or proposed assessment or for the collection of taxes, or interest or penalties with respect thereto, been asserted against Delsopak. There are no liens for taxes that are due and unpaid on any of the properties or assets of Delsopak.

    (t)  Insurance

    The Disclosure Schedule contains a true and complete list and a brief description of all insurance policies currently in force with respect to the business and assets of Delsopak together with the premiums currently paid therein. Delsopak is in compliance with all of the provisions of its insurance policies and is not in default under any of the terms thereof. Prior to the Closing, the Selling Stockholders and Instapak France shall meet to determine the terms of insurance contracts relating to the Packaging Business contributed to Delsopak pursuant to Section 3(a)(i).

    (u)  No Brokers or Finders

    No person or entity is entitled to any brokerage commission, finder's fee, advisory fee or other like payment from Delsopak or the Selling Stockholders in connection with the transactions contemplated by this Agreement for which Sealed Air or Instapak would be liable in connection with the transactions contemplated by this Agreement.

    (v)  Employment Matters

    Information on the employees of Delsopak (as well as their salaries as at the Closing Date) are given in the list attached hereto (Schedule 6). Moreover, Schedule 6 hereto contains:

    - the contracts of employment of executives as well as a standard form offer of employment for non-executive staff;

    - information regarding the collective bargaining agreement and the text of the internal regulations applicable to the employees of Delsopak;

    - the text of the profit-sharing agreement and employee participation in the business;

    - information about pension or retirement schemes or other social benefit systems applicable to Delsopak;

    - the loans granted to executives, staff and workers of Delsopak or the Packaging Business.

    No service contract or particular benefit with the exception of what is set out in Schedule 7 has been granted by Delsopak, Delamare Sovra or the Etablissements P. Delamare to any of its Directors, Managing Directors or General Manager. As regards Delamare Sovra and Etablissements P. Delamare, this representation is only granted in respect of those Directors, Managing Directors, or General Manager which are, in the meantime, employees tranferred to Delsopak together with the Packaging Business pursuant to article L 122.12 of the Labour Code. Further, there are no service contracts granted by Delsopak in favour of employees which contain clauses more favourable than those provided for by the Collective Bargaining Agreement applicable to Delsopak.

    Neither Delamare Sovra, Etablissements P. Delamare nor Delsopak is in breach of any clause of such contract. All salaries, commissions and other remunerations and reimbursement of expenses due to the beneficiaries of the said contracts and commitments and to the staff as a whole as at today's date, have been properly and fully paid or provision has been made for them. Delsopak, Delamare Sovra and Etablissements P. Delamare have not granted any employment bonus and have not entered into any remuneration agreement outside the usual scope of its activities, except for those described in Schedule 8, and no employees of Delsopak benefit from any particular advantage which deviates from the general provisions of the applicable contracts.

    Delsopak has, at all times up to the Closing Date, complied with all social security regulations. It is up to date with the payment of its contributions in respect of social security, family allowances and the various retirement and unemployment organisations.

    (w)  Miscellaneous

    (i) The Disclosure Schedule contains a true and complete list of (A) each bank and safety deposit facility in which Delsopak has an account or a safety deposit box and (B) the names of all persons authorised to draw on each such account or to have access to any such safety deposit facility together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

    (ii) Delsopak, since its incorporation, has not permitted any option to renew any material lease or any material option to purchase any property to expire unexercised, in whole or in part.

    (iii) The Disclosure Schedule hereto includes a true and complete list of all outstanding powers of attorney granted by Delsopak other than limited powers of attorney solely in connection with tax matters and appointments of statutory agents to receive service of process.

    (iv) Except as set forth on the Disclosure Schedule, Delsopak has no obligation or liability, either actual, accrued, accruing or contingent, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organisation or other entity, except as endorser or maker of checks endorsed or made in the ordinary course of business.

    (v) The Disclosure Schedule contains a complete and accurate list of (A) the ten largest customers by French Franc sales volume of the Packaging Business of Delamare Sovra, during each of its 1992 and 1993 fiscal years, indicating any existing contractual arrangements with each such customer and whether the terms of purchases by such customer differed from the ordinary and customary trade terms of Delsopak or the Packaging Business, as the case may be, and (B) the products purchased by each such customer in such fiscal year, indicating the amount of each such product so purchased.

    (x) The assets described in Contribution Agreement 1 (Schedule 3) and in Contribution Agreement 2 (Schedule
	 4) include all such as are required or as are being used to carry on the Packaging Business as it was conducted prior to its contribution to Delsopak except as set forth in annex (Schedule 9) to this Agreement.

6.  Indemnification

    (a)  Indemnification

    Pierre Delamare and the Selling Stockholders hereby jointly and severally agree that they will indemnify and save harmless Sealed Air and Instapak, or, at the election of Sealed Air and Instapak, Delsopak, from and against any and all losses, liabilities, fines, judgments, claims, damages and expenses (including reasonable attorneys' fees actually incurred) (collectively "Losses") incurred by Sealed Air or Instapak including without limitation any loss or decline in the value of Delsopak, by reason of, or arising out of
    (i) any false, misleading or inaccurate representation or warranty by the Selling Stockholders contained in this Agreement or in any other document, instrument, certificate, schedule or written statement prepared for use and delivered to Sealed Air or Instapak in connection with the transactions contemplated by this Agreement or any breach of any such Stockholders of any provision of this Agreement or any breach of any such representation or warranty, (ii) any breach by the Selling Stockholders of any provision of this Agreement, (iii) any matter of event occurring or arising on or before the Closing Date which, if known on the Closing Date, would, whether but for any qualification as to materiality or the absence of actual knowledge provided for in this Agreement or otherwise, have constituted such a false, misleading or inaccurate representation or warranty or such a breach, or (iv) any matter described in Section 6 (c), 6 (d) and 6 (e).

    (b)  Liability for Indemnification

    Except in the case of actual fraud, the Selling
    Stockholders shall not be liable for indemnity under this
    Section 6 :

    (i) for any Losses (other than Losses arising out of Section 6 (c) or Section 6 (d) or the representations and warranties contained in Section 5 (s)) unless notice of such Loss has been given to the Selling Stockholders by Sealed Air or Instapak on or prior to the second anniversary of the Closing Date; or

    (ii) for any Losses arising out of Section 6 (c) or Section 6 (d) or the representations and warranties contained in Section 5 (s) unless notice of such Loss has been given to the Selling Stockholders by Sealed Air or Instapak on or prior to the expiration of the relevant tax statute of limitations; or

    (iii) after the Closing hereunder, for any Losses arising out of any particular matter as to which the nature and existence of such matter shall have been fully and fairly disclosed in writing to Seald Air or Instapak prior to the Closing hereunder, which writing states that it is intended to take advantages of the benefit of this Section 6 (b) (iii) and is accepted by Sealed Air or Instapak.

    (c) The Selling Stockholders shall be liable for indemnity under this Section 6 in respect of any losses resulting from any claim against Delsopak which could be made by the French Tax Administration, pursuant to the contributions-in-kind referred to in Section 3(a)(i) hereabove, in conformity, in particular, with articles 1682 and/or 1684 of the "Code General des Impots" and/or with the Law of 17 March 1909 on transfers of businesses.

    (d) The Selling Stockholders undertake to indemnify INSTAPAK or, at the election of Instapak, Delsopak for any sums which may be due by DELSOPAK to Mr. Thierry BENARD by way of compensation, damages or otherwise, resulting from the clause "horaires" of his employment contract (set out in Schedule 6) in the case where Mr. Thierry BENARD should be paid, by way of amicable, out-of-court settlement or following a court action, any sums to compensate the one hour difference he is allowed to take off per week pursuant to the terms of his employment contract and may not have taken off for his employment period ending on the Closing Date.

    (e)  Survival of Representations and Warranties

	 The representations and warranties of the Selling
	 Stockholders shall survive the Closing to the extent of the obligations of the Selling Stockholders for indemnity under this Agreement.

    (f)  Security

	 As security of the performance of the Selling
	 Stockholders' obligations of indemnification, the
	 Selling Stockholders expressly and irrevocably authorise Instapak :

    (i) to exercise a right of set off with respect to the Second Instalment due to the Selling Stockholders in conformity with Section 2 (b) (iii) pursuant to the transfer of the Delsopak Capital Stock, and the indemnity under this Section 6 if the amount of such indemnity is definitive at the date when the Second Instalment is due, or

    (ii) to deposit with United Jersey Bank, located at Hackensack, New Jersey, United States of America which shall hold it in escrow the Second Instalment due to the Selling Stockholders in conformity with Section 2
	 (b) (iii) pursuant to the transfer of Delsopak Capital Stock up to the estimated amount of the indemnity if the amount of such indemnity is not yet definitive at the date when the Second Instalment is due. United Jersey Bank shall retain the estimated amount of the indemnity until the date at which it is definitive and shall then consequently allocate it to the Selling Stockholders and/or Sealed Air and/or Instapak.

	 For the purpose of this subsection (e) the amount of the indemnity shall be considered definitive if either
	 (i) the Selling Stockholders and Instapak agree on such amount, or (ii) an award has been rendered in such respect.

7.  Representations and Warranties of Instapak

Instapak represents and warrants to and covenants with the Selling Stockholders as follows:

    (a)  Due Incorporation

    Sealed Air is a corporation duly organised, validly existing and in good standing under the laws of the State of Delaware, United States of America.

    (b)  Due Authorisation, Etc

    The execution, delivery and performance of this Agreement and the issuance of the Sealed Air Shares will, as of the Closing Date, have been duly authorised by all necessary corporate action of Sealed Air and, upon their delivery to the Selling Stockholders pursuant to Section 2 (b) hereof, the Sealed Air Shares will be validly issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof. This Agreement has been duly executed and delivered by Sealed Air and constitutes the legal, valid and binding obligation of Sealed Air, enforceable against Sealed Air in accordance with its terms.

    (c)  No Violation

    Subject to the obtaining of any necessary consents from its lenders, the execution, delivery and performance of this Agreement by Sealed Air does not conflict with or constitute a breach by Sealed Air of any of the terms or provisions of, or a default under, any charter document or by-law of Sealed Air, or any mortgage, indenture or other agreement or instrument, judgment, decree, ordinance, regulation or order to which Sealed Air is a part or by which Sealed Air is bound.

    (d)  Litigation

    There is no litigation or governmental proceeding pending or, to the knowledge of Sealed Air, threatened against Sealed Air which seeks to prevent the consummation of the transactions contemplated by this Agreement.

    (e)  Reports and Financial Statements

    Sealed Air has delivered to the Selling Stockholders copies of (i) its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1992 (without the exhibits thereto) and a copy of Sealed Air's Annual Report to Stockholders for the year ended on such date (each of which contains a consolidated balance sheet of Sealed Air and its subsidiaries as at December 31, 1992 and the related consolidated statements of earnings, of additional paid-in capital and retained earnings and of changes in consolidated financial position of Sealed Air and its subsidiaries for the year ended on such date), all as reported upon by KPMG Peat Marwick, independent certified public accountants, (ii) Sealed Air's Proxy Statement dated March 31, 1993 for its Annual Meeting of Stockholders held on May 21, 1993, and (iii) Sealed Air's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1993. Except as set forth therein, the foregoing financial statements have been prepared in accordance with generally accepted accounting principles. The balance sheets (together with the related notes) present fairly the consolidated financial position of Sealed Air and its subsidiaries as at the respective dates indicated, and the statements of earnings, shareholders' equity (deficit) and of cash flows (together with the related notes) present fairly the consolidated results of Sealed Air's operations and of consolidated changes in Sealed Air's financial position for the respective periods indicated.

    (f)  No Brokers or Finders

    No person or entity is entitled to any brokerage commission, finder's fee, advisory fee or other like payment from Sealed Air or Instapak for which the Selling
    Stockholders would be liable in connection with the transactions contemplated by this Agreement.

8.  Certain Agreements

    (a) Conduct of Business of Delsopak prior to the Closing, etc

    Prior to the Closing, except as contemplated by this Agreement or as may be expressly approved in writing by Sealed Air and Instapak, Pierre Delamare and the Selling
    Stockholders:

    (i) will cause Delsopak to operate the Packaging Business only in the usual, regular and ordinary manner;

    (ii) will cause Delsopak to maintain all of its properties in customary repair, order and condition and to maintain adequate insurance upon all of its properties, at least in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

    (iii) will cause Delsopak to maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior periods and to comply with all laws materially applicable to it and to the conduct its business;

    (iv) will not permit any amendment to be made in the charter documents or bylaws of Delsopak or permit Delsopak to merge or consolidate with, or to sell all or substantially all of its assets to, any other corporation or change the character of its business;

    (v) will not permit any change to be made in the number of shares of the Delsopak Capital Stock issued and outstanding or any option, warrant or any other right to purchase of to convert any obligation into shares of the Delsopak Capital Stock, as the case may be, to be granted or made by Delsopak;

    (vi) will not permit (A) any dividend or other distribution or payment to be declared, paid or made by Delsopak in respect of its capital stocks, (B) any purchase, redemption or other acquisition of any outstanding shares of its capital stock, or (C) any payment to any Selling Stockholder (except for normal compensation and payments under existing contracts described in the Schedules hereto, as previously in effect) in repayment of any loan, advance or otherwise;

    (vii) will not permit Delsopak to encumber or mortgage any of its properties or assets or to enter into any transaction or to make or enter into any contract or commitment which is not in the ordinary course of business, nor will the Selling Stockholders permit Delsopak to incur any obligation (contingent or otherwise) other than in the ordinary course of business or to transfer or convey or acquire any material assets or property, or to enter into any arrangement, agreement or undertaking (including, without limitation, employment agreements with executives), or to pay or promise to pay any bonus or special compensation to employees, except in accordance with existing employment agreements, or to modify, amend or terminate any bonus, pension, profit-sharing, compensation, insurance or other similar plan, agreement, trust, fund or arrangement for the benefit of employees;

    (viii) will promptly take, and shall cause Delsopak to take, such actions as shall be necessary to satisfy the conditions set forth in Section 3 requiring action on the part of the Selling Stockholders or on the part of Delsopak; and

    (ix) from and after the date of this Agreement, unless the transactions contemplated by this Agreement shall be terminated solely by action of Sealed Air, neither the Selling Stockholders nor Delsopak shall solicit inquiries or proposals or participate in any negotiations concerning, or provide any person with any information in connection with, any acquisition or purchase by merger, consolidation, sale of stock or assets or otherwise of all or substantially all of the assets or capital stock of Delsopak and the Selling Stockholders will notify Sealed Air, immediately if any such inquiries or proposals are received by any of them.

    (b)  Delivery of Minute Books and Corporate Records

    The Selling Stockholders shall cause the minute books and corporate records of Delsopak to be delivered to such person or persons as may be designated by Sealed Air or Instapak as the custodian of such records in complete and up-to-date condition on the Closing Date. Such delivery shall be deemed to be a representation on the part of the Selling Stockholders that such minute books and corporate records are true, correct and complete.

    (c)  Listing of the Sealed Air Shares

    Sealed Air shall submit to the New York Stock Exchange, promptly after the execution of this Agreement and the approval thereof by Sealed Air's Board of Directors, an application to list the Sealed Air Shares on such Exchange and otherwise shall use its reasonable commercial efforts to have the Sealed Air Shares authorised for listing on such Exchange. The Selling Stockholders will cooperate with Sealed Air in the preparation and submission of such listing application as Sealed Air may reasonably request. In the event that such Exchange authorises the Sealed Air Shares for listing, Sealed Air shall give or cause to be given official notice of the issuance of the Sealed Air Shares to such Exchange promptly after their delivery to the Selling Stockholders.

    (d)  Certain Tax Obligations

    Each Selling Stockholder will pay in a timely manner any and all taxes for which such Selling Stockholder may be liable as a consequence of the transactions contemplated by this Agreement and shall indemnify and hold Sealed Air, Instapak, and Delsopak harmless from and against any claims that may be made against any of them as a consequence of any such Selling Stockholder's failure to perform his obligations under this subsection (d).

    (e)  Non-Competition

    Pierre Delamare and each Selling Stockholder covenants and agrees, for a period of five (5) years from the Closing not to participate, directly or indirectly, in any business enterprise, in France or abroad, dedicated, directly or indirectly to the manufacture, distribution or sale of any type of packaging materials manufactured or sold by Delsopak or by the Packaging Business during the two-year period immediately preceding the Closing Date. If Pierre Delamare or any Selling Stockholder participates, directly or indirectly in the above described business activities, he or such Selling Stockholder agrees to indemnify each of Sealed Air, Instapak and Delsopak for any and all losses suffered as a result of such business activities carried out in contravention to what is provided herein. If he or any Selling Stockholder contravenes the obligation established under this subsection (e), he or such Selling Stockholder will pay in cash, to Instapak, an amount equal to 20 % of the gross sales of such competing business in each year as liquidated damages. The payment of such liquidated damages will be secured, but shall not be limited, by the Second Instalment to be paid to the Selling Stockholders pursuant to Section 2 (b) (iii).

9.  Registration of the Sealed Air Shares and Restriction on
Transfer

    (a)  Registration Pursuant to Rule 415

    Assuming the First Instalment and/or the Second Instalment is paid in Sealed Air Shares, as soon as practicable after the Closing Date in the case of the First Instalment, and/or as soon as practicable after the second anniversary of the Closing Date in the case of the Second Instalment, and in no event later than 30 days after the date by which the Selling Stockholders have supplied Sealed Air with all information and materials with respect to Delsopak and the Selling Stockholders required in connection with the filing by Sealed Air of the registration statement referred to in this Section, Sealed Air will file a registration statement pursuant to Rule 415 of the regulations under the U.S. Securities Act of 1933, as amended (the "1933 Act"), relating to the Sealed Air Shares issued on such date and use its reasonable commercial efforts to make such registration statement become effective and qualify the same under the Blue Sky laws of such states of the United States as may be reasonably requested by Mr. Pierre Delamare, as promptly as practicable after such filing; provided, however, that Sealed Air shall not be obligated to qualify as a foreign corporation or as a dealer in securities or to execute or file any general consent to service of process under the laws of any such state where it is not so subject. Sealed Air agrees to use its reasonable commercial efforts to keep the first such registration statement (the "First Registration Statement") effective until the third anniversary of the Closing Date and to keep the second such registration statement (the "Second Registration Statement") effective until the fifth anniversary of the Closing Date. The description of the plan of distribution in each such registration statement shall be in substantially the form delivered to, and approved by, the Selling Stockholders prior to the Closing Date, with such changes therein as may be required by the U.S. Securities and Exchange Commission. The Selling Stockholders will not be entitled to any other rights with respect to registration of the Sealed Air Shares. If the Selling Stockholders shall have sold all of the Sealed Air Shares covered by the First Registration Statement or the Second Registration Statement, they shall promptly notify Sealed Air so that Sealed Air may terminate the effectiveness of such registration statement.

    (b)  Expenses

    Subject to the limitations contained in this Section 9 (b) and except as otherwise specifically provided in this
    Section 9, the entire costs and expenses of the registration and qualification pursuant to Section 9 (a) shall be borne by Sealed Air. Such costs and expenses shall include the fees and expenses of counsel for Sealed Air and of its accountants, all other costs and expenses of Sealed Air incident to the preparation, printing and filing under the 1933 Act of the registration statement and all amendments and supplements thereto, the cost of furnishing copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to underwriters, dealers and the Selling Stockholders, and the costs and expenses (including fees and disbursements of counsel, and National Association of Securities Dealers, Inc. and listing fees) incurred by Sealed Air in connection with the qualification of the Sealed Air Shares under the Blue Sky laws of various jurisdictions. Notwithstanding the above, Sealed Air shall not be required to pay any underwriting or brokerage discounts, fees or commissions or any fees of counsel for the Selling Stockholders in connection with the registration or any sale pursuant to
    Section 9 (a).

    (c)  Procedures

    In the case of each registration or qualification pursuant to Section 9 (a), Sealed Air will keep the Selling Stockholders advised in writing as to the initiation of proceedings for such registration and qualification, of material development with respect to and as to the completion thereof, and will advise any such Selling Stockholder, upon request, of the progress of such proceedings.

    (d)  Indemnification

    Sealed Air will indemnify and hold harmless each Selling Stockholder against any losses, claims, damages, or liabilities, joint or several, and expenses (including reasonable costs of investigation) to which such Selling Stockholder or any persons controlling such selling Stockholder or any officer and/or director of such Selling Stockholder may be subject, under the 1933 Act or otherwise, insofar as any thereof arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such shares were registered under the 1933 Act pursuant to Section 9 (a), any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or omission or alleged omission based upon information, including without limitation any information provided as to Delsopak or the Packaging Business for the period prior to the Closing Date, furnished to Sealed Air in writing by such Selling Stockholder for inclusion in such registration statement (with respect to which information such Selling Stockholder shall so indemnify and hold harmless Sealed Air and each person, if any, who controls Sealed Air within the meaning of the 1933 Act). In order to provide for just and equitable contribution in circumstances in which the indemnification provided for above in this Section 9 (d) is due in accordance with its terms but is unavailable, Sealed Air or each Selling Stockholder, as the case may be, shall contribute to the aggregate losses, claims, damages and liabilities incurred (including legal or other expenses reasonably incurred in connection with investigating or defending the same). In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate in the circumstances; provided, however, that no person guilty of fraudulent misrepresentations (within the meaning of paragraph 11 (f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentations.

    (e)  Selling Stockholders' Representation

    Each Selling Stockholder represents and warrants to Sealed Air that any acquisition of Sealed Air Shares by such Selling Stockholder pursuant thereto will be, at the time of acquisition, for his own account and that such Selling Stockholder will hold any Sealed Air Shares received by him pursuant hereto for his own account and not with a view to any resale or distribution thereof in any manner not in compliance with the 1933 Act and the rules and regulations thereunder. Each Selling Stockholder agrees with Sealed Air that:

    (i) such Selling Stockholder is neither a citizen nor a resident of the United States;

    (ii) such Selling Stockholder will not offer to sell, sell or otherwise dispose of any Sealed Air Shares except
	 (x) pursuant to an effective registration statement under the 1933 Act, (y) in compliance with Rule 144 under the 1944 Act, or (z) in a transaction that, in the opinion of counsel reasonably satisfactory to Sealed Air, does not require registration of such Sealed Air Shares under the 1933 Act; and

    (iii) in the event of any disposition not made pursuant to an offering registered under the 1933 Act, such Selling Stockholder will indemnify and hold harmless Sealed Air and its officers and directors from and against any and all losses, damages or liabilities for which they, or any one of them, shall be or become liable under the 1933 Act or otherwise as a result of such disposition, and will reimburse each of them for any legal or other expenses incurred by them in connection with defending against any claim or suit for losses, damages or liabilities arising out of or based on any distribution or resale of such Sealed Air Shares, or any part thereof, by such Selling Stockholder in violation of the 1933 Act, or in breach of the representations set forth (it being understood that such Selling Stockholder shall have the right to participate, at such Selling Stockholder's expense, in the defense of any such claim).

    (f)  Legend on Certificates

    (i) The certificates representing Sealed Air Shares (and any certificate representing Sealed Air Common Stock issued in exchange therefore or any certificate representing Sealed Air Shares sold in compliance herewith unless (x) Sealed Air shall have obtained an opinion of counsel satisfactory to it that such legend is not necessary under the 1933 Act or (y) such shares are sold pursuant to an effective registration statement in accordance with Section 9 (a)) will bear a legend in substantially the following form:

	      "The Shares represented by this Certificate have not been registered under the Securities Act of 1933, but have been issued or transferred to the registered owner pursuant to an exemption from registration thereunder. No transfer or assignment of any such shares shall be valid or effective, and the issuer of these shares shall not be required to give any effect to any transfer or attempted transfer or assignment of these shares, including, without limitation, a transfer by operation of law, unless (a) the issuer shall have first obtained an opinion of counsel satisfactory to it that the shares may be transferred without registration under such Act, (b) the shares are sold in compliance with Rule 144 under such Act and the issuer has been supplied with documentation indicating compliance with Rule 144, or (c) the shares are registered under such Act."

	 Sealed Air agrees that within 12 business days after receipt of any opinion referred to in the legend described above, it will (A) use its reasonable commercial efforts to cause its transfer agent to issue certificates without such legend, or (B) notify the Selling Stockholder supplying such opinion that such opinion is not reasonably satisfactory to Sealed Air. No such legend shall be endorsed on any such certificates which, when issued, are no longer subject to the restrictions described in such legend. The Selling Stockholders agree that Sealed Air may give such stop-transfer orders as may be necessary or desirable to its transfer agent to implement or reflect the provisions of this Section with respect to the Sealed Air Shares.

    (ii) Upon and at any time during the effectiveness of the registration statement referred to in Section 9 (a), each Selling Stockholder may deliver the certificates for such Sealed Air Shares covered by the registration statement containing the legend set forth in paragraph
	 (i) of this Section 9 (f), together with a request that new certificates not bearing such legend and representing such Sealed Air Shares be issued to such holder in exchange for such legended certificates. Such request shall set forth such Selling Stockholder's understanding and agreement that delivery by Sealed Air of such unlegended certificates shall not release such Selling Stockholder from its obligations under this Agreement or any certificate or agreement delivered pursuant hereto or under the 1933 Act. Promptly (and in any event within 12 business days) after receipt of such legended certificates and such request, Sealed Air shall use its reasonable commercial efforts to cause its transfer agent to issue and deliver such new certificates. Each Selling Stockholder agrees that if, at any time after receiving such unlegended certificates, the registration statement is not effective, the Selling Stockholders will thereafter sell such Sealed Air Shares in compliance with Rule 144 under the 1933 Act, and the Selling Stockholders will, upon request by Sealed Air, surrender the certificates for the Sealed Air Shares in order that new certificates containing the legend set forth in paragraph (i) of this Section 9 (f) may be issued to such Selling Stockholder in exchange therefore.

    (g)  Certain Agreements Relating to the Resale of Sealed Air
Shares

    On or before the effective date of the First Registration Statement or the Second Registration Statement, as the case may be, the Selling Stockholders shall deposit with a brockerage firm reasonably acceptable to Sealed Air and Instapak the Sealed Air Shares covered by such registration statement. If, within 30 days after Sealed Air has given notice of the effectiveness of such registration statement to the Selling Stockholders, the Selling Stockholders cause such brokerage firm to sell any of the Sealed Air Shares covered by such registration statement, then the Selling Stockholders shall cause such brokerage firm to deliver to each of them and to Sealed Air a copy of each confirmation of the sale of such Sealed Air Shares. If the net proceeds of the sale of such shares divided by the number of shares sold within such 30-day period exceeds the Average Closing Market Price (expressed in U.S. Dollars) at which such Sealed Air Shares were issued, then the Selling Stockholders shall cause such brokerage firm to pay such excess amount to Instapak. If the net proceeds of the sale of such shares divided by the number of shares sold within such 30-day period is less than the Average Closing Market Price (expressed in U.S. Dollars) at which such Sealed Air Shares were issued, Sealed Air shall cause Instapak to pay the amount of such shortfall to the Selling Stockholders. The Selling Stockholders shall advise Sealed Air from time to time of the number of Sealed Air Shares covered by each registration statement that they have sold or otherwise disposed of.

10. Expenses

Whether or not the transactions contemplated by this Agreement shall become effective, each party shall pay its own expenses incidental to the negotiation and preparation for Closing of this Agreement.

11. General

    (a)  Corporate Examination; Investigations

    From time to time prior to the Closing Date, Sealed Air or Instapak may, through its officers, employees, attorneys, accountants, agents and representatives, investigate the properties and assets, examine the books, records and financial condition and consult with officers, employees, attorneys, accountants, agents and representatives (whether or not currently employed or retained) of Delsopak to the extent that Sealed Air or Instapak deems necessary or advisable to investigate the business or affairs of Delsopak. Instapak and Sealed Air agree that, unless and until the Closing has been consummated, Instapak and Sealed Air and their representatives will hold in strict confidence all data and information so obtained and that, if the transactions contemplated by this Agreement are not consummated, Instapak and Sealed Air will return to the Selling Stockholders all such data and information as the Selling Stockholders shall reasonably request.

    (b)  Execution in Counterparts

    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

    (c)  Notices

    All notices that are required or may be given pursuant to this Agreement shall be given by personal delivery, by facsimile transmission or by registered or certified mail, return receipt requested, and any such notice shall become effective when delivered in person, received by facsimile or when deposited in the mails, to be sent via air mail, postage prepaid, addressed as follows:

	 If to Sealed Air, to:

	      Sealed Air Corporation
	      Park 80 East
	      Saddle Brook, New Jersey 07662
	      Attention:   Robert M. Grace, Jr
			   General Counsel and Secretary
	      Facsimile No: 19-1 (201) 703-4205


	 If to Instapak, to:

	      Instapak
	      BP 9045
	      95071 Cergy Pontoise Cedex
	      Attention : Jean-Luc Debry, President - Directeur
			  General
	      Facsimile No: (1) 34 64 63 85

	 If to the Selling Stockholders, to their respective addresses set forth at the beginning of this Agreement.

    The address of any party to this Agreement may be changed at any time by written notice to the other parties to this Agreement.

    (d)  Waivers

    No waiver of any term, covenant or condition of this Agreement shall be effective unless made in a written instrument duly executed by or on behalf of the party against whom such waiver is enforceable.

    (e)  Amendments

    The parties may agree to the amendment or modification of this Agreement by an agreement in writing executed in the same manner as this Agreement.

    (f)  Binding Effect

    This Agreement shall be binding upon and inure to the benefit of the respective heirs, legatees, personal representatives, successors and assigns of the parties hereto.

    (g)  Governing Law

    The execution, validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of France.

    (h)  Captions; Gender; Etc.

    The captions of this Agreement are for convenience of reference only and shall not affect in any manner any of the terms, covenants or conditions hereof. Words of the masculine gender shall mean and include correlative words of the feminine gender and words importing the singular number shall mean and include the plural number and vice versa.

    (i)  Conduct of Business of Instapak and Sealed Air

    Neither the entering into, nor any provision contained in, this Agreement shall in any way be construed or deemed, either before or after the Closing, to restrict Instapak and Sealed Air in the conduct of their respective businesses.

    (j)  Furnishing of Information

    Prior to the Closing, Sealed Air or Instapak will afford to the Selling Stockholders, at such times during normal business hours as may be reasonably requested by them, the opportunity to ask questions, and to receive answers, concerning the business and financial affairs of Sealed Air from persons authorised to act on Sealed Air's behalf and the opportunity to obtain any additional publicly available information (to the extent Sealed Air has such information or can acquire it without unreasonably effort or expense) that the Selling Stockholders may reasonably request concerning the Sealed Air Shares to be issued pursuant to this Agreement.

    (k)  Dispute Resolution

    Any dispute arising under this Agreement that is not resolved by negotiation between the parties shall be submitted to arbitration in accordance with the arbitration rules of the International Chamber of Commerce. Any such arbitration shall be held in Paris. The award of the arbitrator in any such proceeding shall be binding on the parties.

    IN WITNESS WHEREOF,

    the parties have duly executed this Agreement pursuant to due authorization on 25 February 1994.

    FOR SEALED AIR CORPORATION   FOR DELAMARE SOVRA


    FOR INSTAPAK FRANCE          FOR ETABLISSEMENTS PIERRE
				 DELAMARE ET CIE


				 PIERRE DELAMARE


	     AMENDMENT TO THE STOCK PURCHASE AGREEMENT


BETWEEN:

- -   SEALED AIR CORPORATION, a Delaware corporation having its
    main office at Park 80 East/Saddle Brook, New Jersey 07662-
    5291, United States of America (hereafter referred to as
    "Sealed Air"),

- -   INSTAPAK FRANCE, a company with limited liability organized and existing under the laws of France, a "societe anonyme" with a share capital of FF 7,000,000, having its registered office at 3, avenue de la Mare 95310 Saint Ouen l'Aumone, registered at the Commercial and Company's Registry of Pontoise and under the number B 712 004 241 (hereafter referred to as "Instapak"),


AND:

- -   DELAMARE SOVRA, a company with limited liability organized and existing under the laws of France, a "societe anonyme" with a share capital of FF 1,900,000, having its registered office at Route d'Elbeuf, 27340 Criquebeuf-sur-Seine, registered at the Commercial and Company's Registry of Louviers and under the number B 599 801 925 (hereafter referred to as "Delamare Sovra"),

- -   ETABLISSEMENTS PIERRE DELAMARE ET COMPAGNIE, a company with limited liability organized and existing under the laws of France, a "societe anonyme" with a share capital of FF 250,000, having its registered office at Criquebeuf-sur-Seine, 27340 Pont de l'Arche registered at the Commercial and Company's Registry of Louviers and under the number B
    665 650 289 (hereafter referred to as "Etablissements P.
    Delamare"), _


    (collectively the "Selling Stockholders").

AND:

- -   Mr Pierre DELAMARE, a French citizen born on July 11, 1937 in Criquebeuf-sur-Seine, and domiciled 31 Chemin des
    Forrieres, 27340 Criquebeuf-sur-Seine ("Pierre Delamare").

			  WHEREAS :

Instapak, Sealed Air, the Selling Stockholders and Pierre Delamare having signed a stock purchase agreement on 25 February 1994 (the "Stock Purchase Agreement"), the purpose of which is the purchase by Instapak of all the shares of Delsopak (the "Delsopak Capital Stock") for a price of fifteen million French Francs (FF 15,000,000).

Section 3 (a) of the Stock Purchase Agreement, which provides a list of conditions precedent to the obligation of the Sealed Air Group (as defined in the Stock Purchase Agreement) to purchase the Delsopak Capital Stock, sets out in paragraph (iv) the following condition precedent:

"(iv) Due diligence

    The Sealed Air Group shall have completed a due diligence review of Delsopak including without limitation a financial review or audit by KPMG Peat Marwick of Delsopak's financial condition, which review and audit shall reveal that the Net Asset Value of Delsopak as defined in Schedule 5 is at least twelve million French Francs (FF. 12,000,000).

    Should such due diligence review of Delsopak reveal that the Net Asset Value of Delsopak is less than FF.12,000,000, then, the Selling Stockholders shall be under the obligation to bring such Net Asset Value up to at least FF.12,000,000, by, at the election of Instapak and to the satisfaction of KPMG Peat Marwick:

	 -    either contributing cash to Delsopak; and/or
	 -    assuming part of Delsopak's liabilities."




		 IT IS AGREED AS FOLLOWS:

Instapak, Sealed Air, the Selling Stockholders and Pierre Delamare agree and acknowledge that the condition precedent set out in paragraph (iv) of Section 3 (a) of the Stock Purchase Agreement is removed and is replaced by the representation, warranty and indemnification obligation of the Selling Stockholders and Pierre Delamare set out below.

Therefore, the Stock Purchase Agreement is amended as follows:




1.  Paragraph (iv) of the Section 3 (a) is removed.

2.  A paragraph (y) is inserted after paragraph (x) of Section
    5:

    "Section 5 (y):

    The Net Asset Value of Delsopak, as defined in Schedule 5, is at least twelve million French Francs (FF 12,000,000).
    The parties estimate that as of March 31, 1994 the Net
    Asset Value of Delsopak was FF 11,33,475 and agree that four million and two hundred and forty thousand French
    Francs (FF 4,240,000) will be paid to Delsopak from the Escrow (as defined in Section 6 (g) within three days after the Closing as an advance against the amount of the shortfall in Net Asset Value, which advance includes a cash amount payable the "Cash Amount Payable") by the Selling Stockholders to Delsopak as of March 31, 1994 estimated to be three million seven hundred fourty five thousand French Francs (FF 3,745,000).


    The Selling Stockholders, Pierre Delamare, Sealed Air and Instapak appoint KPMG Fiduciare de France, 222 boulevard du, Marechal Juin 78200 Mantes la Jolie ("KPMG") in order to carry out the financial review of Delsopak with a view to determine the Net Asset Value of Delsopak at April 30, 1994.
    The valuation of the Net Asset Value, as determined by KPMG, shall be binding upon the Selling Stockholders, Pierre Delamare, Sealed Air and Instapak unless it is objected by either the purchasing or the selling parties within a period of five (5) days after the delivery of the Audit Report (as defined below), in which case the dipute resolution mechanism provided for in
    Section 11 (k) of the Stock Purchase Agreement shall apply.
    KPMG Peat Marwick shall be appointed by the Selling Stockholders with a view to issue their audit report on the accounts of Delsopak as at 30 April 1994 and on the Net Asset Value as of such date as promptly as possible after the Closing
    (the "Audit Report"). The Audit Report shall be delivered jointly to the Selling Stockholders, Pierre Delamare,
    Sealed Air, Instapak and the Escrow (as defined in Section
    6 (g)) by letter with acknowledgement of receipt. The costs of the Audit Report shall be borne by the Selling
    Stockholders."

3.  a. The first paragraph of the Schedule 5 of the Stock
    Purchase Agreement is amended as follows:

    "The Net Asset Value of Delsopak is the difference, as at 30 April 1994, between"

    b. The last paragraph of Schedule 5 of the Stock Purchase
    Agreement is amended as follows:

    "It is specified that the normal depreciation between 1
    January and 30 April 1994 of the amortizable fixed assets contributed to Delsopak shall be excluded for the computation of the Net Asset Value."

4.  A paragraph (g) is inserted after paragraph (f) of Section
    6:

    "The Selling Stockholders and Pierre Delamare jointly and severally undertake to indemnify Delsopak against any shortfall in the Net Asset Value of Delsopak as determined in Section 5 (y) of this Agreement, so that the Net Asset Value of Delsopak, after taking into account the indemnification paid to Delsopak by the Selling Stockholders and/or Pierre Delamare, shall be restored at twelve million French Francs (FF 12,000,000).

    Such an indemnification shall be paid to Delsopak within a maximum period of five (5) days following the day on which the Audit Report is delivered to the Selling Stockholders, Pierre Delamare, Sealed Air, Instapak and the Escrow (as defined below). In order to guarantee their obligation under this Section 6 (g), the Selling Stockholders and Pierre Delamare undertake to lodge a deposit of five million French Francs (FF 5,000,000)
    (the "Deposit") on the Closing Date in Banque Francaise du Commerce Exterieur, a French societe anonyme having its registered office at 21, boulevard Haussman, 75009 Paris, (the "Escrow") which shall hold the Deposit in escrow in accordance with the terms of the Escrow agreement which will provide the following:

    - the Escrow shall immediately pay to Delsopak four million and three hundred thousand French Francs
	 (FF 4,300,000) after it will have received the funds placed on the Deposits.

    - in the case where the Selling Stockholders and Pierre Delamare have the obligation to indemnify Delsopak pursuant to the terms of this Section 6 (g) due to a shortfall in the Net Asset Value as determined in
	 Section 5 (y) of this Agreement, the Escrow shall use the funds placed on the Deposit to indemnify Delsopak, so that after such an indemnification, the Net Asset Value of Delsopak shall be restored at not less than twelve million French Francs (FF 12,000,000). The Escrow will have the obligation to indemnify Delsopak immediately after it will have received the Audit Report.

    - in the case where it results from the Audit Report that (i) no indemnity is payable to Delsopak by the Selling Stockholders and Pierre Delamare pursuant to this Section 6 (g), or (ii) the indemnity payable to Delsopak by the Selling Stockholders and Pierre Delamare pursuant to this Section 6 (g) is less than the funds placed on the Deposit, then the Escrow shall immediately pay to the Selling Stockholders or Pierre Delamare, as the case may be, the funds which, after indemnification, shall remain on the Deposit."

   - in the case where the Audit Report established that the Cash Amount Payable to Delsopak as at 31 March, 1994 was less than three million seven hundred and forty five thousand French Francs (FF 3,745,000), then (x) the Escrow shall reduce by the amount of the indemnity payable to Delsopak pursuant to this
  Section 6 (g) or (y) Delsopak shall pay to the Selling
  Stockholders or Pierre Delamare, as the case may be, the amount of the Difference which is greater than the indemnity due to Delsopak pursuant to this Section 6 (g), if any; provided, and to the extent, that the Net Asset Value of Delsopak as at 30 April, 1994 is not less than twelve million French Francs (FF 12,000,000) after giving effect to the Difference."

5.  Paragraph (i) of the Section 6 (b) of the Stock Purchase
    Agreement is amended as follows:

    "(i) for any Losses (other than Losses arising out of Section 6 (c) or Section 6 (d) or Section 6 (g) or the representations and warranties contained in Section 5
	 (s)) unless notice of such Loss has been given to the Selling Stockholders by Sealed Air or Instapak on or prior to the expiration of the second anniversary of the Closing Date; or"


6.      The parties hereby agree to the following amendment to
	Section 9 (g) of the Stock Purchase Agreement: Section
	9 (g) is amended by adding after the words "brokerage firm" the words "or custodian bank".


7.      Miscellaneous

	With the exception of the amendments which are the subject matter of this agreement, the Stock Purchase
	Agreement remains unchanged and in full force on all its provisions.


8.      Governing Law

	The execution, validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of France.


IN WITNESS WHEREOF,

the parties have duly executed this Agreement pursuant to due authorization on 9 May 1994.



FOR SEALED AIR CORPORATION       FOR DELAMARE SOVRA



FOR INSTAPAK FRANCE              FOR ETABLISSEMENTS PIERRE
				 DELAMARE ET CIE


				 PIERRE DELAMARE